EXHIBIT 99.1
Denbury Agrees to Sell Louisiana Natural Gas Assets
Announces Entry into 2008 Natural Gas Hedges
Denbury Sets Conference Call for Third Quarter Results
News Release
Released at 7:30 AM CDT
     DALLAS — October 19, 2007 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) announced that today it has entered into an agreement to sell its Louisiana natural gas assets for approximately $180 million plus any amounts received from a net profits interest (before closing adjustments), to a privately held company. The sale is expected to close in 30 to 45 days and is subject to satisfactory completion of customary due diligence and closing conditions. The agreement contemplates an effective date of August 1, 2007, and consequently operating net revenue after August 1, net of capital expenditures, along with any other purchase price adjustments, will be accounted for as an adjustment to the ultimate sales price. The potential net profits interest relates to a sharing of production from a well in South Chauvin field if operating income from that well exceeds certain levels, which the Company believes could potentially increase the ultimate sales price by up to 10%.
     Production attributable to the properties being sold averaged approximately 28.8 MMcfe/d (85% natural gas) during the second quarter of 2007, representing approximately 11% of Denbury’s total second quarter production, and approximately 4% of the total proved reserves as of December 31, 2006. The Company plans to reduce its bank debt with the proceeds from the sale, which is anticipated to repay the majority of the outstanding amounts. The Company’s bank borrowing base will not be affected by the sale and will remain unchanged at $500 million.
     Gareth Roberts, President and Chief Executive Officer, stated, “This sale further enables us to concentrate our investment and management focus on our tertiary operations where we have lower risk, greater predictability, virtually no competition in our areas of operation and higher profitability. These funds, combined with the anticipated capital from planned “dropdowns” of CO2 pipeline assets over the next twelve months to Genesis Energy, L.P. are expected to fund the shortfall between our anticipated cash flow from operations and our capital budgets in 2007 and 2008. We will adjust our production guidance for 2007 upon completion of the sale and we also plan to announce 2008 guidance within the next few weeks. We continue to forecast strong organic growth in both 2007 and 2008, even after reducing our production volumes related to this sale. Our CO2 program is working and we remain enthusiastic about our future.”
2008 Natural Gas Derivative Contracts
     The Company also announced that it has swapped 60 MMcf/d of its 2008 natural gas production at a weighted average price of $7.91 per MMBtu. Based on preliminary forecasts after the Louisiana sale, these derivative contracts are expected to be between 70% and 80% of the Company’s natural gas production.
Conference Call for Third Quarter Results
     The Company announced that it will release its third quarter 2007 results on Thursday, November 1, 2007. You are invited to listen to our conference call broadcast live over the Internet on Thursday,

November 1, 2007 at 10:00 a.m. CDT. Gareth Roberts, President and Chief Executive Officer, Phil Rykhoek, Sr. Vice President and Chief Financial Officer, Bob Cornelius, Senior Vice President - Operations and Tracy Evans, Senior Vice President of Reservoir Engineering, will lead the call. The call may be accessed on our website at www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days. The audio portion of the call will also be available for playback by phone for approximately one month after the call by dialing (888) 203-1112 or (719) 457-0820, passcode number 2103409.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Barnett Shale play near Fort Worth, Texas, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.
     This press release, other than historical financial information, contains forward looking statements that involve risks such as those involved in oil and gas operations and those due to price volatility, and uncertainties as to production levels, commodity prices, proved reserves, and financial results as detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. These reports are incorporated by reference as though fully set forth herein. These statements are based on assumptions concerning commodity prices, existing market conditions, scheduling, drilling and completion results and costs and engineering assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com